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                    MONTH-TO-MONTH RENTAL AGREEMENT (GROSS)
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This Month-to-Month Rental Agreement is entered into this sixth (6th) day of
January 1995, between WHIPPLE ROAD ASSOCIATES, a California general partnership ("Lessor") and COST-U-LESS, INC., a Washington corporation ("Lessee"), for approximately 40,000 square feet of space located at 1602 Whipple Road, Union City, California 94587. This Agreement shall be effective on January 15, 1995 or upon possession, whichever occurs first, and shall continue month-to-month thereafter. The rental of this space is made in consideration of ELEVEN THOUSAND AND NO/100 DOLLARS ($11,000.00) per month. All rental payments shall be payable in advance on the first (1st) day of each month. If any installment of rent or other sums due from lessee is not received by Lessor when due, Lessee shall pay to Lessor an additional sum equal to ten percent (10%) of the amount due as a late charge. The Premises shall be used for warehousing and distribution of general merchandise and for other related functions and uses, but only to the extent permitted by the City of Union City and any and all other entities having jurisdiction and for no other purpose without Lessor's prior written consent.

Upon execution of this Agreement, Lessee shall pay Lessor the first month's rent in advance, plus one month's rent as a security deposit. Upon termination of the lease, the deposit will be refunded once the space has been broom cleaned and any damage repaired by Lessee.

It is specifically understood that Lessee is responsible for the care, maintenance, and repair of the premises. Any damage to the doors and parking areas are the responsibility of the Lessee.

Lessee shall pay for all gas, heat, light, power, telephone, and other utilities and services supplied to the Lessee. If any such services are not separately metered to Lessee, Lessee shall pay a one-third (1/3) share of the water, landscaping, and fire sprinklered protection.

Lessor shall provide dock levelers on each dock door and a 12'x60' office trailer. These two contracts will be let immediately upon full lease execution.

Lessee shall maintain comprehensive general liability insurance against liability for: (1) bodily injury in an amount not less than THREE MILLION AND NO/100 DOLLARS ($3,000,000) per occurrence, and (2) property damage in an amount not less than THREE MILLION AND NO/100 DOLLARS ($3,000,000) per occurrence. All insurance shall be with companies licensed to do business with the Insurance Commissioner of the State of California. A certificate of all such insurance shall be delivered to the Lessor prior to occupancy and shall certify that the policy: (1) names Lessor as an Additional Insured, and (2) shall not be canceled or altered without thirty (30) days' prior written notice to Lessor.

If Lessor sues Lessee due to the default of Lessee, Lessor shall be entitled to its attorneys' fees.

Lessor shall have the right at any and all reasonable times to enter and inspect the Premises.

Lessee shall not keep or store on the Premises, chemicals in quantities, amounts, concentrations or type which are in excess of those permitted by local, state or federal laws, regulations or ordinances.

Except for damage resulting from the sole active negligence or willful misconduct of Lessor or its authorized representatives, Lessee shall save and hold Lessor harmless and indemnify Lessor against all liabilities, charges, expenses (including reasonable attorneys' fees, cost of court, and expenses necessary in the prosecution or defense of any litigation) by reason of injury to person or property, from whatever cause, while in or on the leased Premises, or in any way connected with the leased Premises with the improvement or personal property therein, including any liability for injury to person or property of Lessee, his agents, and employees or third persons.

Lessee shall not assign or transfer this Lease, nor sublet all or any portion of the Premises without the prior written consent of Lessor.

Lessor and Lessee hereby waive any rights each may have against the other on account of any loss or damage occasioned to the Lessor or the Lessee or to the Premises or its contents which may arise from any risk generally covered by fire and extended coverage insurance in forms approved for use in California. The parties shall obtain from their respective insurance companies insuring the Premises and/or its contents a waiver of any right of subrogation which such insurance company may have against the Lessor or the Lessee.

It is understood that either party must provide written notification to the other thirty (30) days in advance of intent to cancel the Premises. Upon vacating the Premises, Lessee hereby agrees to return same in good repair and "broom cleaned" condition acceptable to Lessor.
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     IN WITNESS WHEREOF, this Month-to-Month Rental Agreement is executed on the date and year first above written.


AGREED AND ACCEPTED:

LESSEE:                                LESSOR:
-------                                -------

Cost-U-Less,                           Whipple Road Associates
a Washington corporation               a California general partnership


By: /s/ Allan Youngberg                By: /s/ [SIGNATURE ILLEGIBLE]
Its: VP - CFO                          Its: Managing Partner